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EXHIBIT 23.2

Consent of Independent Auditors

The Board of Directors
Oak Technology, Inc.:

        We consent to incorporation herein by reference in the registration statement filed on or about August 26, 2002 on Form S-8 of Oak Technology, Inc. of our report dated July 24, 2000, relating to the consolidated balance sheet of Oak Technology, Inc. and subsidiaries as of June 30, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended June 30, 2000, and the related financial statement schedule, which report appears in the June 30, 2001, annual report on Form 10-K, as amended on Form 10-K/A of Oak Technology, Inc.

/s/ KPMG LLP

Mountain View, California
August 26, 2002

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  EXHIBIT 23.2